Exhibit 10.22
THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES
REGISTERED UNDER THE SECURITIES ACT OF 1933.

AIR T, INC.
DIRECTOR STOCK OPTION AGREEMENT
(2005 EQUITY INCENTIVE PLAN)

THIS AGREEMENT, made effective as of the ___ day of _______, 20__ (the “Grant Date”), by and between Air T, Inc. (the “Corporation”), and [name] (the “Holder”).

WHEREAS, the Corporation has adopted the Air T, Inc. 2005 Equity Incentive Plan (the “Plan”) in order to provide additional incentives to certain employees and directors and consultants of the Corporation and its Subsidiaries; and

WHEREAS, Section 3.1 of the Plan provides for the award of options to purchase 2,500 shares of Common Stock to each non-employee director of the Corporation elected at the 2005 annual meeting of stockholders of the Corporation and to each non-employee director upon his initial election to the Board of Directors thereafter; and

[WHEREAS, the Holder was initially elected a director of the Corporation at its 2005 annual meeting of stockholders, and although this Agreement may be executed after September 28, 2005, it shall be deemed effective as of September 28, 2005;]

NOW, THEREFORE, the parties hereto agree as follows:

1.
Grant of Option. Pursuant to Section 3.1 of the Plan, the Corporation hereby grants to the Holder an option (the “Option”) to purchase all or any part of an aggregate of 2,500 shares of Common Stock (the “Shares”), subject to, and in accordance with, the terms and conditions set forth in this Agreement and the Plan. The Option and this Agreement are subject to all of the terms and conditions of the Plan, which terms and conditions are hereby incorporated by reference, and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.	Exercise Price. The price at which the Holder shall be entitled to purchase Shares upon the exercise of the Option shall be $ __.__ per share.

3.
Duration of Option. Subject to the terms of the Plan, the Option shall remain exercisable for the lesser of (10) ten years after the date of grant, (1) one year from the date the Participant shall cease, by reason of the Participant’s death, Disability or Retirement, to be a Nonemployee Director, or (3) three months from the date the Participant shall cease, for any reason other than such Participant’s death or Disability, to be a Nonemployee Director; provided, however, that if the Participant shall cease to be a Nonemployee Director and then die or become Disabled within three months thereafter, the Option shall remain exercisable for one year after the date of the Participant’s death.

4.
Vesting and Exercisability of Option. The Option shall vest and be exercisable for all shares of Common Stock covered hereby one (1) year after the date hereof; provided that in the event the Service of the Holder terminates prior to the end of such one-year period for reason other than death, Disability or Retirement, the Option shall be forfeited and shall lapse immediately.

5.
Exercise of Option. The Holder may exercise all or a portion of the Option by giving written notice to the Company of exercise, specifying the number of shares of Common Stock with respect to which the Option is being exercised. Such notice is to be delivered to the Secretary of the Company and is effective as of the later of the date of its receipt by the Secretary of the Company and the date of payment of the exercise price with respect thereto.

6.	Non-Transferability of Option. The Option shall not be transferable by the Holder except to the limited extent permitted under the Plan.

7.
No Rights as a Stockholder. The Holder shall not have any rights or privileges of a stockholder with respect to any Shares until the date of issuance by the Corporation of a certificate for such Shares pursuant to the exercise of the Option.

8.
Holder Bound by the Plan. The Holder hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. A determination of the Committee as to any questions which may arise with respect to the interpretation of the provisions of this Agreement and of the Plan shall be final. The Committee may authorize and establish such rules, regulations and revisions thereof not inconsistent with the provisions of the Plan, as it may deem advisable.

9.	Modification of Agreement. This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

10.
Severability. Each provision of this Agreement is intended to be severable. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

11.
Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina, without regard to the principles of conflicts of law, except to the extent governed by federal law. Each party hereby irrevocably submits to the jurisdiction of the state and federal courts sitting in Catawba County, State of North Carolina, for the adjudication of any dispute hereunder.

12.
Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Corporation. This Agreement shall inure to the benefit of the Holder’s legal representatives. All obligations imposed upon the Holder and all rights granted to the Corporation under this Agreement shall be final, binding and conclusive upon the Holder’s heirs, executors, administrators and successors.

IN WITNESS WHEREOF, this Agreement has been executed by the Corporation and the Holder effective as of the date and year first written above.

AIR T, INC.

By: __________________________________
Title:_________________________________

__________________________________
[name]